UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  07/21/2008

Entorian Technologies Inc.
(Exact name of registrant as specified in its charter)

Commission File Number:  000-50553

Delaware	56-2354935
(State or other jurisdiction of	(IRS Employer
incorporation)	Identification No.)

8900 Shoal Creek Blvd.
Austin, TX 78757
(Address of principal executive offices, including zip code)

512 454 9531
(Registrant’s telephone number, including area code)

Staktek Holdings, Inc.
(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
[  ]   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[  ]   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[  ]   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[  ]   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 3.01.    Notice of Delisting or Failure to Satisfy a Continued Listing Rule or Standard; Transfer of Listing

On July 21, 2008, Entorian Technologies Inc. [NASDAQ: ENTN] ("we" or the "Company") received a letter from The Nasdaq Stock Market notifying us that for the 30 consecutive business days preceding the date of the letter, the bid price of our common stock had closed below the $1.00 per share requirement for continued inclusion on The Nasdaq Global Market pursuant to Nasdaq Marketplace Rule 4450(a)(5).

This notification will not impact the listing of Entorian's common stock at this time. The company's common stock will continue to trade on the NASDAQ Global Market under the symbol "ENTN."

In accordance with Nasdaq Marketplace Rule 4450(e)(2), we have180 calendar days from the date of the Nasdaq letter, or until January 20, 2009, to regain compliance. To regain compliance, the closing bid price of our common stock must meet or exceed $1.00 per share for a minimum of ten consecutive business days. Nasdaq may, in its discretion, require us to maintain a bid price of at least $1.00 per share for a period in excess of ten consecutive business days, but generally no more than 20 consecutive business days, before determining that we have demonstrated an ability to maintain long-term compliance. If we do not regain compliance, Nasdaq will notify us of its determination to delist our common stock, which decision may be appealed to a Nasdaq Listings Qualification Panel.

Alternatively, we may apply to transfer our common stock to The Nasdaq Capital Market if we satisfy all of the requirements, other than the minimum bid price, for initial inclusion on this market. If we elect to apply for this type of transfer and if our application is approved, we will have available to us the remainder of a second 180 calendar day period to regain compliance while listed on The Nasdaq Capital Market.

A copy of the press release issued by the Company with respect to this matter is attached hereto as Exhibit 99.1.

Item 9.01.    Financial Statements and Exhibits

99.1.        Press Release issued July 23, 2008

Signature(s)

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Entorian Technologies Inc.

Date: July 23, 2008	By:	/s/ Stephanie Lucie
Stephanie Lucie
SVP and General Counsel

Exhibit Index

Exhibit No.	Description
EX-99.1	Press Release issued July 23, 2008